Exhibit 99.1

Harvest Natural Resources Announces

Share Purchase Agreement to Sell Interests

in Venezuela

HOUSTON, June 21, 2012, Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that its wholly-owned subsidiary, HNR Energia B.V., has signed a definitive Share Purchase Agreement (SPA) with PT Pertamina (Persero), the national oil company of Indonesia (the Buyer), to sell all of the Company’s interests in Venezuela for $725.0 million in an all-cash transaction. Net proceeds from the sale are estimated to be approximately $525.0 million after deductions for transaction related costs and taxes.

The Buyer will purchase Harvest’s 32 percent interest in Petrodelta, S.A. by purchasing HNR Energia B.V.’s 80 percent interest in Harvest-Vinccler Dutch Holding B.V. The effective date of the transaction is January 1, 2012.

The closing of the transaction is subject to, among other things, approval by the Government of the Bolivarian Republic of Venezuela, the Government of Indonesia in its capacity as the Buyer’s sole shareholder and a majority of the Company’s stockholders. If all of the conditions to closing are not satisfied or not waived on or before March 21, 2013, either the Buyer or Harvest may terminate the SPA. The Boards of Directors of Harvest and Pertamina have each approved the transaction.

James A. Edmiston, President and CEO of Harvest, said, “The signing of the SPA represents a significant step forward in the strategic alternatives initiative we began in 2010 and clearly validates the potential of Petrodelta’s business and Harvest’s twenty year partnership with PDVSA in Venezuela.”

Edmiston continued, “This transaction will not only provide Harvest and its shareholders with numerous options for the future, but will also provide Petrodelta and PDVSA with a strong, well-financed international partner capable of contributing to Petrodelta’s future growth.”

Conference call

Harvest will hold a conference call at 10:00 a.m. CDT on Wednesday, June 27, 2012, during which management will discuss this transaction. To access the conference call, dial 888-219-1217 or 913-312-0981, five to ten minutes prior to the start time. At that time you will be asked to provide the conference number, which is 4239456. A recording of the conference call will also be available for replay at 719-457-0820 passcode 4239456, until July 2, 2012.

1177 Enclave Parkway, Suite 300 • Houston, Texas 77077 • ph: 281.899.5700 fax: 281.899.5700

The conference call will also be transmitted over the internet through the Company’s website at www.harvestnr.com. To listen to the live webcast, enter the web site fifteen minutes before the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay of the webcast will be available beginning shortly after the call, and will remain on the web site for approximately 90 days.

About Harvest Natural Resources:

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela, exploration assets in Indonesia, West Africa, China and Oman and business development offices in Singapore and the United Kingdom. For more information visit the Company’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2011 Annual Report on Form 10-K and other public filings.